Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281194) and Form S-8 (Nos. 333-280213, 333-273667, 333-266957, 333-258257, 333-240222, 333-232857, 333-224848, 333-218582, 333-213599, 333-206510 and 333-200224) of our report dated February 23, 2023, except for the effects of discontinued operations discussed in Notes 1 and 19, as to which the date is February 20, 2024 and Note 20, as to which the date is February 20, 2025, relating to the consolidated financial statements of Travere Therapeutics, Inc., appearing in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

February 20, 2025